Exhibit 10.21

DISTRIBUTION AGREEMENT

Agreement between MIRENCO, Inc., Post Office Box 343, 206 May Street, Radcliffe, Iowa 50230 (hereinafter called “MIRENCO”) and D-Max West LLC 1495 Ridgeview, Suite 220, Reno, Nevada (hereinafter called “DISTRIBUTOR”). MIRENCO and DISTRIBUTOR may sometimes be referred to herein collectively as “Parties” or individually as “Party”.

Whereas, Mirenco is the owner of U.S. patent number 958958 issued September 25, 1990 entitled “Engine Emissions Control Apparatus Method,” U.S. patent number 5315977 issued May 31, 1994 entitled “Fuel Limiting Method and Apparatus for Internal Combustion Engine,”

Whereas, Mirenco is the owner of U.S. registered trademarks “DriverMax”; and “HydroFire”;

Whereas, MIRENCO out sources the manufacture of certain products for fuel management and emission control of internal combustion engines pursuant to the aforesaid U.S. Patents, and said manufactured products are marketed by MIRENCO under the trademarks “DriverMax” and “HydroFire”, (hereinafter called “Mirenco Products”)

Whereas, Distributor has the ability to service and repair diesel powered vehicles and equipment and secure contracts for the sale of Mirenco Products in the State of Arizona and Texas.

Whereas, DISTRIBUTOR has working knowledge of diesel vehicle electronics and the installation and service of Mirenco Products; and

Whereas, MIRENCO desires to appoint DISTRIBUTOR as its exclusive distributor of Mirenco Products in the State of Arizona and Texas (hereinafter called “Territory”) and DISTRIBUTOR desires to accept such appointment.

Now, therefore, in consideration of the covenants and promises hereinafter set forth, the parties hereby agree as follows:

I	Appointment of Distributor

(A)	MIRENCO hereby appoints DISTRIBUTOR as its exclusive Master Distributor to sell and service Mirenco Products in the Territory, and DISTRIBUTOR hereby accepts such exclusive appointment.

(B)	The term “exclusive” as used in this Agreement shall mean that MIRENCO only shall sell and service Mirenco Products in the Territory through DISTRIBUTOR, and shall not have Mirenco Products sold or serviced in the Territory by any other individual, company, partnership or corporation.

II	Responsibilities of Mirenco

(A)	Evaluating, reporting, and disclosing to DISTRIBUTOR and its Representatives the results of all emission testing of Mirenco Products.

(B)	Provide installation and service training and assistance (including availability of personnel and manuals) of Mirenco Products to DISTRIBUTOR and its Representatives.

III	Responsibilities of Distributor

(A)	Selling, installing, and servicing of Mirenco Products within the Territory.

(B)	Follow MIRENCO’s guidelines of emissions and acceleration testing and procedures, and other MIRENCO guidelines pertaining to the installation, programming, and adjustment of Mirenco Products. DISTRIBUTOR shall provide MIRENCO, by e-mail or facsimile, all emission test data obtained through tests performed by DISTRIBUTOR.

(C)	Purchase from MIRENCO its approved emission test meter to be used in all testing of Mirenco Products. MIRENCO shall require access to this testing meter periodically to validate the meter’s accuracy and data correlation to other types of meter equipment. DISTRIBUTOR may purchase emission reports from MIRENCO at a cost of $25.00 per report.

(D)	Make representations concerning Mirenco Products only based on MIRENCO’s printed materials and service information pertaining to Mirenco Products. DISTRIBUTOR shall hold MIRENCO harmless from any damages arising from false representations regarding Mirenco Products made by DISTRIBUTOR. DISTRIBUTOR shall be responsible for any damage that arises from installation performed by the DISTRIBUTOR.

IV	Price and Terms of Payment of Mirenco Products

(A)	MIRENCO will sell Mirenco Products to DISTRIBUTOR and DISTRIBUTOR will purchase Mirenco Products from MIRENCO at prices as set forth in Schedule I. Such prices will be subject to renegotiation between the Parties after the expiration of each year of this Agreement.

(B)	The total price of each invoiced shipment of Mirenco Products will be paid by DISTRIBUTOR to MIRENCO within sixty (60) days from the date of the invoice, unless the DISTRIBUTOR’s terms of payment by any customer are longer than sixty (60) days from invoice date, in which case MIRENCO will accept the extended payment terms of the customer not to exceed (90) days from date of invoice.

V	Delivery of Orders

Each order submitted by DISTRIBUTOR to MIRENCO shall be filled within fifteen (15) days unless the size of the order requires that MIRENCO’s delivery date be extended, in which case DISTRIBUTOR must agree to the period of the extended delivery date.

VI	Warranty

(A)	MIRENCO hereby warrants that should any Mirenco Product delivered to DISTRIBUTOR or its customers be defective, then MIRENCO shall replace such Mirenco Product at no cost to DISTRIBUTOR or its customer. Should DISTRIBUTOR repair any defective Mirenco Product, it will be reimbursed by MIRENCO for its repair work at the rate of $65.00 per hour. The term “defective” as used herein shall mean that the Mirenco Product declared defective does not meet the standards that are now in effect or established in the future by the California Air Resources Board regarding Mirenco Products.

(B)	Should any defective Mirenco Product damage a customer’s vehicle, or through failure of performance, cause consequential damages to DISTRIBUTOR, its customer, or any third party, then MIRENCO shall hold DISTRIBUTOR harmless against any and all damages or causes of action arising therefrom.

VII	Marketing Strategy, Trademark Use, and Marketing Assistance

(A)	DISTRIBUTOR may market and service Mirenco Products within the Territory in any manner it deems appropriate, provided such marketing and servicing efforts are not contrary to the laws of the State of California.

(B)	MIRENCO hereby authorizes DISTRIBUTOR to use the U.S. registered trademarks “DriverMax” and “HydroFire” in marketing of Mirenco Products. Furthermore, DISTRIBUTOR hereby is authorized to permit its Representatives to use such trademarks.

(C)	MIRENCO shall provide DISTRIBUTOR with necessary sales brochures, advertising and promotional materials, and technical information pertaining to Mirenco Products. When requested by DISTRIBUTOR, MIRENCO will assist DISTRIBUTOR in its sales efforts regarding major sales of Mirenco Products within the Territory. When MIRENCO becomes aware of a prospective customer in the Territory, it will immediately inform DISTRIBUTOR of whatever knowledge MIRENCO has about this prospective customer. DISTRIBUTOR will keep MIRENCO informed of any major meetings, or conventions in the Territory that may be of strategic benefit to the marketing or servicing of Mirenco Products.

VIII	Terms of the Agreement and Minimum Annual Purchases

The term of this Agreement shall be for five (5) years commencing, January 24, 2003 provided, however, that during the initial five (5) year term, should DISTRIBUTOR place with MIRENCO total orders of a minimum amount of five hundred (500) units of Mirenco Products, then this Agreement shall continue in effect each year thereafter, so long as the DISTRIBUTOR places with MIRENCO orders of a minimum of one hundred (100) units of Mirenco Products each year.

In the event Distributor shall fail to meet Sales Objectives in any year, Mirenco may terminate this Agreement upon thiry (30)-day’s written notice.

This Agreement may also be terminated by either Party (i) upon breach of any provision of this Agreement by the other party (ii) default by the other party under any other agreement between the Parties (iii) default by the other party in the payment when due of any indebtedness to the other Party; (iv) in the event of bankruptcy, insolvency or any action filed by or against the other party under any law for the benefit of relief of debtors. In the event of termination of this Agreement, and subject to Distributor’s obligations for payment of any outstanding invoice for Mirenco Products, or with respect to indemnification obligations, neither Party shall by reason thereof by liable to the other Party for compensation or damages of any kind whatsoever, as well as any consequences from such termination.

IX	Confidentiality

The terms of this Agreement and all Schedules thereto and marketing and technical materials and other information transferred between the Parties pursuant to this Agreement, shall be considered as “confidential information” and shall not be disclosed by DISTRIBUTOR to any third party other than DISTRIBUTOR’s Representatives in the Territory, without the prior written consent of MIRENCO.

X	Distributor Status

Distributor is an independent contractor and is not be construed as an employee, agent or representative of MIRENCO.

XI	Force Majeure

Neither Party to this Agreement shall be in default hereunder by reason of its delay in the performance of or failure to perform any of its obligations hereunder if such delay or failure is caused by strikes, acts of God or the public enemy, riots, interference by civil or military authorities, changes in governmental laws, rules, or regulations, or any events occurring beyond its control. Should an event, as herein above described, cause a stoppage in the ordering, delivering, or accepting of delivery of Mirenco Products, the Party so effected by such event shall be excused from its performance hereunder until such impeding event shall cease to exist.

XII	Applicable Law

The laws of the State of California, U.S.A., shall be deemed as the applicable place of contracting, and any claim, controversy or dispute by or between the Parties hereto relating to this Agreement or to matters of contracting, interpretation, performance or breach thereof shall be construed and adjusted in accordance with the laws of the State of Iowa.

XIII	Insolvency

Should either MIRENCO or DISTRIBUTOR be unable to meet its financial obligations when they become due and therefore become legally insolvent or declare bankruptcy under the laws of the United States of America, then the other Party may terminate this Agreement by giving the insolvent or bankrupt Party thirty (30)-days written notice thereof.

XIV	General Provisions

(A)	This Agreement, without prior written consent of the Parties, shall not be assigned, or in any manner transferred by either Party hereto; except to any entity that the assigning Party may control, be controlled by or be in common control with.

(B)	Any notice required hereunder shall be in writing and shall be given by mailing the same by certified or registered mail, postage prepaid, by facsimile transmission, or by e-mail:

MIRENCO, Inc.

Post Office Box 343,

206 May Street

Radcliffe, Iowa 50230

DISTRIBUTOR

D-Max West LLC

1495 Ridgeview Drive Suite 220

Reno, Nevada

(C)	This document contains the entire Agreement between DISTRIBUTOR and MIRENCO. Any prior Agreement (written or oral) will be superceded by this document at the date of signing.

(D)	This Agreement may be modified or amended as long as the terms of the amendment is set forth in writing and signed by both Parties.

(E)	Should any provision of this Agreement that is deemed invalid or unenforceable by a court of law, the remaining provisions shall continue in full force and effect.

IN WITNESS WHEREOF the Parties hereto have executed this Agreement this 24th day of January, 2003

Mirenco Inc.		D-Max West LLC

By:	/s/ J.R.Relick	By:	/s/ Joel Crownover
Title:	C.O.O.